Exhibit 10.1

Hand Delivered

April 3, 2019

William (Bill) Bishop

Senior Vice President, Customer & Revenue Management

Dear Bill:

During your 15 years with Alaska Communications you have demonstrated consistent professional growth and accomplishment of business results. Over the last several years, you have led our growth in Business and Wholesale, while more recently taking on ownership for all revenue in the company in your most recent role as Senior Vice President, Customer and Revenue Management. I’m pleased with your progression and have confidence you will continue to achieve a high level of success. Therefore, it is with excitement that I’m promoting you to the position of Senior Vice President and Chief Operations Officer (SVP and COO) effective April 9, 2019. In this capacity, you will be part of a highly professional team that is dedicated to advancing the company in its position as Alaska’s leading integrated telecommunications company. If you accept this offer, you will continue to report to me.

In this role, your annual base salary rate will be $300,000, delivered in bi-weekly payrolls, and a $210,000 (70% of your base salary rate) target annual cash incentive for an annualized target cash compensation total of $510,000. As always, your annual incentive is reliant upon Board of Directors (BOD) approval and governing plan documents.

Your actual incentive payment (a) will vary based on your and our Company’s performance, (b) is earned and paid only after completion of the year-end financial audit, (c) is paid only to employees who continue to be regular, full time employees at the time payment is made in the year following the performance year, and (d) is pro-rated your first year based on your actual time in the position.

Another substantial component of your total compensation in this job is a target annual long-term incentive compensation award. Your total annual target long-term incentive compensation award as SVP and COO will be 80% of your base salary rate, comprised of retention and performance cash and / or equity compensation. We determine actual awards based on your role and performance of that role, and prorate for your actual time in the position. All awards are contingent upon Board of Directors (BOD) approval, governing plan documents, and your execution of required award documents.

Alaska Communications has developed a Corporate Compliance Program (CCP) and Protection of Proprietary Information Policy (PIP) to help employees meet the Company’s expectations. Adherence to all Alaska Communications Policies & Procedures is a condition of employment at Alaska Communications and new hires are expected to confirm their willingness to comply in writing. Copies of the current versions of both the CCP and PIP are attached for your advance review. By accepting our offer, you are agreeing to comply with these policies, as they may be amended from time to time in the future, and certify you are not obligated by any previously signed agreements that will preclude you from working at Alaska Communications.

William Bishop	Page 2 of 2
Offer Letter	April 3, 2019

In your position as an officer of our company, you will become privy to confidential and highly-sensitive competitive and proprietary information concerning our business, including but not limited to our customers, the products and services we offer, our finances, our business strategies, and our future plans. You agree that during your employment with us, and for a period of twelve months after termination of your employment, you will not become an officer, director, employee, contractor, consultant, partner, joint-venture, or otherwise enter a business relationship or service with any competitor of Alaska Communications in the markets we are serving at the time your employment terminates; and for a period of twelve months after termination of your employment you also agree that you will not offer, encourage or solicit any other officer or employee of Alaska Communications to leave the company or enter into an employment or business relationship with you or your subsequent employer. If and when you leave Alaska Communications, you agree that you will not make any disparaging statements, whether oral or written, about the company, its officers, directors, or employees or any aspect of its business. In addition, you agree to always protect all Alaska Communications’ confidential and proprietary information you learned as a result of your employment with us in accordance with the CCP and PIP.

As SVP and COO, you will also continue to be covered by the Alaska Communications Officer Severance Policy. It may be modified in the future and, as modified, will apply to you.

Business conditions change from time to time and the commitment to provide continuing employment and your total compensation package depends upon the Company’s success and continuing business requirements. As a result, I feel a responsibility to advise you that Alaska Communications is an “at will” employer. This means that either you or the Company can terminate the employment relationship at any time for any reason, with or without cause. While I feel the need to share these cautions, please also know that I feel confident that you are continuing with an organization that will prevail as the premier Alaskan communications service provider.

Bill, I’m looking forward to watching teams grow under your leadership. If you have questions about this offer, please do not hesitate to speak with me. I look forward to your accepting this offer by Friday April 5 2019.

Respectfully yours,

Anand Vadapalli

Chief Executive Officer & President

cc: Employee File

Accepted: /s/ William Bishop	Date: April 5, 2019
Willaim Bishop